Exhibit 99.1

Vantage Drilling Company Receives Notice of Delisting of Ordinary Shares

HOUSTON, TX—(September 15, 2015) - Vantage Drilling Company (NYSE MKT: VTG) (“Vantage”) received a notice dated September 14, 2015 (the “Notice”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) has determined to suspend trading immediately and commence proceedings to delist Vantage’s ordinary shares from NYSE MKT LLC (“NYSE MKT”). NYSE Regulation notified the Company that it is no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide, due to the “abnormally low” trading price of its ordinary shares.

The Notice further indicates that Vantage has a right to a review of this determination by a NYSE MKT Listing Qualifications Panel. The NYSE MKT will apply to the Securities and Exchange Commission to delist Vantage’s ordinary shares upon completion of all applicable procedures, including any appeal by Vantage of the NYSE Regulation staff’s decision.

Vantage will consider all of its options, including its option to appeal, in responding to the Notice. In the meantime, Vantage’s ordinary shares will trade on the over the counter markets under the trading symbol VTGDF.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer. and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT INFORMATION

Public & Investor Relations Contact: Paul A. Bragg Chairman & Chief Executive Officer Vantage Drilling Company (281) 404-4700